Exhibit (a)(1)(F)

Contact:	Ron Warren Vice President - Investor Relations & Corporate Communications 770-279-3100

Press Release

smarTVideo™ d/b/a uVuMobile™ Extends Offer To Amend And Exchange
Outstanding Warrants Period Until April 20, 2007

ATLANTA (Business Wire) - April 9, 2007 - smarTVideo Technologies, Inc. (OTCBB: SMVD.OB) today announced that the Company is extending the period in which holders of eligible outstanding warrants to purchase smarTVideo Technologies, Inc. common stock may amend and exchange those warrants under the Company’s warrant tender offer which commenced March 9, 2007. The warrant tender offer, which was originally scheduled to expire April 6, 2007, has now been extended to and through the close of business on April 20, 2007, extending past the Spring Break and Holiday period.

The offer provides holders of certain eligible warrants the opportunity to voluntarily amend and immediately exercise any or all of their warrants for a significantly reduced exercise price by either paying the reduced exercise price in cash or by tendering a specified number of warrants in exchange for each share of common stock being purchased. This is a one-time offer and the amendments to the warrants are only valid during the period the offer remains open.

Led by the 100% participation of the Company’s Board of Directors and Executive Officers, as of today, greater than 75% of the warrants have been tendered in the offer. The Board believes that its actions and unified participation in the tender offer demonstrate a strong commitment and positive leadership to shareholders and prospective “strategic investors.”

“Several factors prompted our decision to extend the offer period. For example, we received some feedback that the spring break and religious holidays falling right in the middle of the offer period may not allow enough time for all holders of eligible warrants to receive and digest the offering materials, and therefore could impact maximum participation. As such, we think it is in the best interest of the Company to extend the offer period for a couple of weeks giving everyone that wishes to participate an opportunity to do so,” said Glenn Singer, Chairman of the Board of smarTVideo.

Full details of the terms and conditions of the Company’s offer to its warrant holders are set forth in its Tender Offer Statement on Schedule TO, as amended, on file with the Securities and Exchange Commission. Consummation of this offer, which will now expire April 20, 2007 unless the Company elects to further extend it, is subject to various conditions as described in the Tender Offer Statement and other documents on file with the Securities and Exchange Commission.

This announcement is not an offer to purchase nor a solicitation of an offer to purchase with respect to any securities. The offer is made solely by, and subject to the terms and conditions set forth in, the Tender Offer Statement and related documents, each of which should be read carefully before making any decision with respect to this offer because they contain important information. The Tender Offer Statement and related offer documents filed with the Securities and Exchange Commission are available at no charge at the Securities and Exchange Commission’s website at http://www.sec.gov.

About smarTVideo™ Technologies, Inc. d/b/a uVuMobileTM

In implementing its vision for doing business in the mobile marketplace, the Company plans to offer entertainment brands, carriers, developers, aggregators, distribution partners and other players in the mobile value chain, a full suite of products and platforms including backend media hosting, application development, mobile marketing, messaging, content aggregation, billing, advertising and other services directed towards the mobile business-to-business market.

Capitalizing on the ever-increasing demand by consumers for personalized and interactive entertainment, the Company’s products also enable consumers to obtain their entertainment and media anywhere and anytime and to select media-enabled devices with the smarTVideo™ subscription service. For additional information, please visit http://www.uVuMobile.com or http://www.smartvideo.com.

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Except for financial information contained in this press release, the matters discussed may consist of forward-looking statements under the Private Securities Litigation Reform Act of 1995. The accuracy of the forward-looking statements, including statements regarding future events, is necessarily subject to a number of risks and other factors which could cause the actual results to differ materially from those contained in the forward-looking statements. Among such factors are: general business and economic conditions; customer acceptance of and demand for our products; our overall ability to design, test, and introduce new products on a timely basis; and the risk factors listed from time to time in documents on file with the SEC. When used in this release, the words "believes," "estimates," "plans," "expects," "should," "will," "may," "might," "anticipates" or similar expressions as they relate to the company, or its management, are intended to identify forward-looking statements. We, from time to time, become aware of rumors concerning our company or our business. As a matter of policy, we do not comment on rumors. Investors are cautioned that in this age of instant communication and Internet access, it may be important to avoid relying on rumors and unsubstantiated information regarding our company. We comply with federal and state law applicable to disclosure of information concerning our company. Investors may be at significant risk in relying on unsubstantiated information from other sources.

Additional Contact:
Jonalyn Morris
Bender/Helper Impact for
smarTVideo™ Technologies, Inc. d/b/a uVuMobile™
310-473-4147
jonalyn_morris@bhimpact.com